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                                                                     EXHIBIT 4.4

                               AMENDMENT NO. 5 TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

         This Amendment No. 5 to Amended and Restated Rights Agreement (this "Amendment") is entered into this 9th day of May, 2001 and shall become effective upon the effectiveness of the Merger (as defined below). This Amendment is an amendment to the Amended and Restated Rights Agreement, dated as of March 17, 1989, as amended June 13, 1992, as amended and restated as of December 12, 1997, as further amended November 24, 1998, March 10, 1999, May 19, 1999, and May 19, 2000 (the "Rights Agreement"), between Ocean Energy, Inc., a Texas corporation (formerly known as Seagull Energy Corporation and referred to herein as the "Company"), and Fleet National Bank (f/k/a BankBoston, N.A.) (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company intends to merge (the "Merger") with and into its wholly-owned subsidiary, Ocean Energy, Inc., a Delaware corporation ("OEI-Delaware), resulting in a redomestication of the Company from Texas to Delaware;

         WHEREAS, in connection with the Merger, the Company desires to amend the Rights Agreement to extend the Final Expiration Date (as defined therein) for a period of two years;

         WHEREAS, in connection with the Merger, the common stock of the Company and the preferred share purchase rights attached thereto will convert into shares of common stock of OEI-Delaware having substantially identical preferred share purchase rights attached thereto;

         WHEREAS, in connection with the Merger, OEI-Delaware desires to assume the rights and obligations of the Company under the Rights Agreement; and

         WHEREAS, in furtherance of the foregoing and pursuant to and in compliance with Section 26 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1. Amendments. Section 7(a) of the Rights Agreement is hereby amended to provide that the term "Final Expiration Date" shall mean May 21, 2003.

         Section 2. Governing Law. Section 30 of the Rights Agreement is hereby amended and restated to provide as follows:

         "This Agreement and each Right Certificate (and, prior to the Distribution Date, the Rights represented by certificates for Common Shares) issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State."

         Section 3. Assumption by OEI-Delaware. Upon the effectiveness of the Merger, OEI-Delaware hereby agrees to assume and to perform or discharge, in accordance with their terms, all obligations of the Company under the Rights Agreement and the Rights issued thereunder. The Rights Agent hereby consents to the assumption by OEI-Delaware of the Company's rights and obligations under the Rights Agreement and hereby agrees that all covenants and provisions thereunder for the benefit of the Company shall inure to the benefit of OEI-Delaware.

         In furtherance of the foregoing, upon effectiveness of the Merger, OEI-Delaware shall be substituted for the Company in all respects under the Rights Agreement, and the Rights Agreement shall be amended as follows:

                  (a) Except where the context indicates otherwise, all references to the "Company" or to Seagull Energy Corporation shall be deemed to refer to Ocean Energy, Inc., a Delaware corporation;

                  (b) All references to Preferred Shares or Series B Junior Participating Preferred Stock shall be deemed to refer to the Series A Junior Participating Preferred Stock of OEI-Delaware, having the rights and preferences set forth in the Certificate of Designations set forth on Exhibit A to this Amendment, which replaces Exhibit A to the Rights Agreement;

                  (c) As provided in the Agreement and Plan of Merger relating to the Merger, all Rights outstanding and attached to the Common Shares at the effective time of the Merger shall by operation of the Merger be converted into Rights of OEI-Delaware having the same terms as the Rights immediately prior to the Merger, subject to the foregoing amendments;

                  (d) The Form of Rights Certificate attached as Exhibit B to the Rights Agreement, the Summary of Rights attached as Exhibit C to the Rights Agreement and other provisions of the Rights Agreement shall be deemed amended as appropriate to reflect the foregoing amendments.

         In addition, the parties hereby agree that the following sections shall be amended as follows:

                  (a) The following language shall be inserted at the end of
         Section 2: ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent";

                  (b) The address for notice for the Rights Agent in Section 25 shall be revised as follows:

                  Fleet National Bank
                  c/o Equiserve Limited Partnership
                  150 Royall Street
                  Canton, MA 02021
                  Attn: Client Administration

                  (c) The word "negligence" in Sections 18 and 20(c) of the Rights Agreement shall be changed to "gross negligence."

         Section 4. Remainder of Agreement Not Affected. Except as set forth in Sections 1, 2 and 3 hereof, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed.

         Section 5. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         Section 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.



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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.



Attest:                                      OCEAN ENERGY, INC.,
                                             a Texas corporation


By: /s/ Robert K. Reeves                     By:  /s/ James T. Hackett
   ------------------------                     -----------------------------
        Robert K. Reeves                              James T. Hackett
        Executive Vice President, Senior              Chairman of the Board,
        General Counsel and Secretary                 President and
                                                      Chief Executive Officer

Attest:                                      OCEAN ENERGY, INC.,
                                             a Delaware corporation


By: /s/ Robert K. Reeves                     By:  /s/ James T. Hackett
   ------------------------                     -----------------------------
        Robert K. Reeves                              James T. Hackett
        Secretary                                     President


Attest:                                      FLEET NATIONAL BANK



By: /s/ Amy E. Toland                        By: /s/ Carol A. Mulvey-Eori
   ---------------------------------            -----------------------------
        Amy E. Toland                                Carol A. Mulvey-Eori
        Senior Account Manager                       Managing Director



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                                                                       EXHIBIT A

                 CERTIFICATE OF DESIGNATIONS OF PREFERRED SHARES

                           CERTIFICATE OF DESIGNATIONS
                                     FOR THE
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                               OCEAN ENERGY, INC.


         OCEAN ENERGY, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board duly adopted the following resolution on May 9, 2001.

         RESOLVED, that pursuant to the authority vested in the Board by the provisions of the Certificate of Incorporation, the Board hereby creates the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") from the authorized but unissued preferred stock, par value $1.00 per share, of the Company, and the Board hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series A Preferred Stock as follows:

         Section 1. Designation and Number. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting the Series A Preferred Stock shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

         Section 2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, if any, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, if any, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this
         Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company.

                  (B) Except as otherwise provided herein, in any other Statement of Resolution Establishing Series of Shares creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

                  (C) Except as set forth herein or in the Certificate of Incorporation of the Company as in effect on the date hereof, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, or declared and a sum sufficient for the payment therefor be set apart for payment and be in the process of payment, the Company shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this
         Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Statement of Resolution Establishing Series of Shares creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount, if any, to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of

Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, on liquidation or otherwise, junior to all series of any class of the Company's Preferred Stock.

         Section 10. Amendment. The Certificate of Incorporation and Bylaws of the Company, and this Certificate of Designations, shall not be amended in any manner that would materially alter or change the powers, preferences, privileges or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.